                                                                 EXHIBIT 10.50


                     EMPLOYMENT AND NONCOMPETITION AGREEMENT

         THIS AGREEMENT is entered into effective as of June 2, 1997, between LARRY RICE (herein referred to as "Employee") and T & W FINANCIAL CORPORATION, a Washington corporation (herein referred to as "T&W").

         In consideration of the mutual covenants herein contained, the parties agree as follows:

1. EMPLOYMENT.

         T&W employs Employee and Employee accepts employment effective as of the effective date of this Agreement upon the following terms and conditions.

2. TERM OF EMPLOYMENT.

        Employment under this Agreement shall be for a period of six (6) years commencing on the effective date of this Agreement and terminating on the earlier to occur of the following:

           (a)      June 1, 2003;

           (b)      Employee's death;

           (c) at the option of T&W upon thirty (30) days prior written notice to Employee in the event of the inability of Employee to perform his duties hereunder by reason of injury or illness incapacitating Employee for a continuous period exceeding one hundred eighty (180) days;

           (d) upon the termination of Employee's employment by the Board of Directors of T&W for cause in accordance with Section 10.1; or

           (e) upon Employee voluntarily terminating employment in accordance with Section 10.2.

         At the expiration of the initial term of this Agreement, this Agreement shall be automatically renewed for two (2) succeeding terms of two (2) years each, unless either party

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Noncompetition Agreement           Page l



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shall, at least sixty (60) days prior to the expiration of the initial term, or any extended term, give written notice of that party's intention not to renew this Agreement.

        2.2 T&W's Personnel Policies. T&W has implemented and adopted a Policy and Procedure Manual which contains general policies regarding dress and grooming, attendance and work rules and regulations. Employee acknowledges that he has received a copy of T&W's Policy and Procedure Manual and agrees to follow all rules therein pertaining to Employee's employment at T&W. HOWEVER, THE POLICY AND PROCEDURE MANUAL MAY BE MODIFIED BY T&W AT ANY TIME WITHOUT NOTICE AND ANYTHING CONTAINED IN THE MANUAL, OR ANY MODIFICATION TO THE MANUAL, SHALL NOT CONSTITUTE A MODIFICATION OF THIS AGREEMENT. In the event of a conflict between this Agreement and the Policy and Procedure Manual, this Agreement controls.

3. DUTIES AND EXTENT OF SERVICES.

         3.1 Employee's principal duties on behalf of T&W at the effective date of this Agreement shall be to perform sales and marketing services at T&W's Prairie Village location.

        3.2 Employee will devote substantially his entire time and attention to the business of T&W, and shall not, during such employment, engage in any other business activity which interferes with Employee's duties and responsibilities under this Agreement. Employee shall not directly or indirectly engage or participate in any activities at any time during the term of this Agreement in conflict with the best interest of T&W.

4. COMPENSATION.

         In addition to other benefits referred to herein, T&W shall pay Employee for all services rendered by Employee under this Agreement a salary of $14,583.33 per month. Employee's salary shall be paid in semi-monthly installments on the 15th and last day of each month, commencing on June 15, 1997 and shall be subject to normal payroll withholding. Unless changed by agreement of the parties, the annual salary to Employee shall remain the same as provided herein. Employee's annual salary shall be subject to annual review and may be increased but shall not be decreased.

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Noncompetition Agreement          Page 2



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5. STOCK OPTIONS.

        In consideration for entering into this Agreement, and in the event that T&W completes an initial public offering of its common stock, T&W shall grant Employee an option to purchase shares of common stock of T&W in an amount equal to one percent (1%) of the issued and outstanding shares of stock in T&W as of the effective date of the initial public offering at a per share price equal to the initial public offering price. Under the terms of such option, the option shall vest ratably over a five-year period (i.e., at the rate of twenty percent (20%) per year), so that the option shall be fully exercisable five (5) years from the date of the grant. The other terms and conditions of the option shall be set forth in a Stock Option Plan to be adopted by T&W prior to the completion of the initial public offering.

6. ADDITIONAL BENEFITS.

        T&W agrees at all times during Employee's employment to provide and maintain for Employee, and Employee shall be entitled to participate in, all fringe benefits in effect which are available for salaried employees of the T&W or as introduced by T&W during Employee's employment. To the extent that it has the right to do so with its other salaried employees, T&W reserves the right to modify, suspend or discontinue any or all of such benefits at any time. In addition to the compensation provided in Section 4, Employee shall have the following additional benefits during the term herein.

     6.1 QUARTERLY BONUS. In addition to the salary described above, Employee shall be entitled to receive a bonus through participation in T&W's return on equity ("ROE") incentive program (the "ROE Program"). Employee shall receive twenty-five percent (25%) of any ROE in excess of twenty-five percent (25%) on an annual pre-tax basis relative to beginning acquisition equity of $_______ . The operation of the ROE Program is illustrated on the attached Exhibit "A." The bonus shall be paid to Employee every April 30, July 30, October 30, and January 30 during the term of this Agreement. The bonus payable on July 30, 1997 shall be calculated for the initial period beginning January 1, 1997, but prorated as of June 1, 1997. In the event that a major recapitalization of T&W occurs, the ROE Program will be restructured to produce a basically equivalent incentive bonus program.

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         6.2 EXPENSES. T&W will reimburse Employee for or pay for Employee all reasonable and necessary business related expenses incurred by him in carrying out his duties and responsibilities under this Agreement. The Employee shall present to T&W from time to time an itemized account of such expenses in such form as may be required by T&W.

        6.3 CLUB DUES. T&W will reimburse Employee for or pay for Employee social or athletic club dues as it relates to business purposes of T&W.

7. NONCOMPETITION/NONDISCLOSURE.

        As a condition of employment with T&W, and in consideration of continuing employment, the compensation of Employee by T&W during the term of this Agreement, the use and enjoyment by Employee of T&W's facilities and equipment, the ongoing disclosure to Employee of T&W's confidential and proprietary information, the opportunity for Employee to serve T&W's customers, and the mutual covenants contained herein, T&W and Employee recognize and agree as follows:

                  (a) Confidential Information. Employee recognizes and acknowledges that during the course of his employment hereunder, he will have access to certain information not generally known to the public, relating to products, sales, services or business of T&W, which may include without limitation data, programs, customer or contact lists, contact with T&W's customers, acquisition of information as to the nature and character of the business and the names and requirements of the customers, prospects or projections, techniques, processes, research, work in process, intellectual property, including but not limited to any patents, trademarks, service marks, copyrights, ideas, creations, and properties invented, created, written, developed, furnished, produced, or disclosed by Employee, in the course of rendering services to T&W except for items in the public domain or items obtained by Employee from third parties not affiliated with T&W (collectively the "Confidential Information").

                  (b) Possession. Employee agrees that upon request by T&W, and in any event upon termination of employment, except for items in the public domain or items obtained by Employee from third parties not affiliated with T&W, Employee shall turn over to T&W all documents, notes, papers, data, files, customer lists, office supplies or other materials or work product in Employee's possession or under his control which were created pursuant to,

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or connected with or derived from Employee's services to T&W, or which are related in any manner to T&W's business activities, whether or not such materials are at the date of this Agreement in Employee's possession.

                  (c) Non-Disclosure of Confidential Information. Employee agrees that for and during the entire time he is employed by T&W, any Confidential Information shall be considered and kept as private and privileged records of T&W and will not be divulged to any person or entity. Further, upon termination of this Agreement for any reason, Employee agrees that he will continue to treat as private and privileged any Confidential Information and will not release any such Confidential Information to any person or entity, either by statement, disposition, or as a witness, except upon the issuance of a proper subpoena from a court of competent jurisdiction, and T&W shall be entitled to an injunction by any competent court to enjoin and restrain the unauthorized disclosure of such information. Employee hereby agrees to notify T&W of any request for such information, whether by subpoena or otherwise.

                  (d) Covenant Not to Divulge Confidential Information. Employee further recognizes and acknowledges that because the goodwill of T&W's business is a valuable asset, and because the solicitation of T&W's customers by Employee after Employee has ceased to be employed by or associated with T&W will cause irreparable harm to the goodwill of T&W, T&W would not offer employment to Employee unless Employee assures that such solicitation would not occur. Employee therefore agrees and covenants that during Employee's employment by T&W and for a period of thirty-six (36) months after termination of such employment for any reason, Employee shall not disclose any Confidential Information about the business of T&W as presently conducted, or as it may evolve in the ordinary course of business between the date of this Agreement and the expiration of this covenant.

                  (e) Non-Competition Agreement. Employee hereby agrees that, during the term of employment with T&W and for a period of thirty-six (36) months thereafter, Employee shall not, directly or indirectly, provide any competitor or potential competitor of T&W doing or planning to do business in the same business as T&W with any information relating in any way to T&W's Confidential Information. Employee agrees that he shall not, whether as an employee, agent, proprietor, partner, officer, director, member, shareholder, independent contractor, or in any other capacity whatsoever, and in any fashion in which he is

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beneficially interested, render any services or engage in any activities in the
United States and Canada in the business of equipment leasing and related financial services, or in any business then competitive with the business of T&W, or any of its affiliated companies (collectively, the "Business"), during the term of employment with T&W and for a period of thirty-six (36) months after Employee leaves T&W's employment for any reason. Ownership of a state chartered or national bank is not prohibited. The period of time during which Employee is prohibited from engaging in certain activities pursuant to the terms of this section shall be extended by the length of time during which any such party is in breach of the terms of this section. Provided, however, if T&W defaults in payment of the Note evidencing T&W payment obligations to Seller, Shareholders or Employee given as part of the consideration under that certain Asset Purchase Agreement dated as of June 2, 1997 between T&W as "Purchaser" and Commercial Capital Corporation as "Seller," and at that time, Employee is no longer employed by T&W, then this Covenant Not-to-Compete shall be void and of no force or effect whatsoever.

        (f) Because of the difficulty in determining the magnitude of damages or potential damages to T&W in the event of solicitation of an existing customer of T&W, or competition in violation of this Agreement, Employee will pay to T&W liquidated damages equal to the net income Employee derives in noncompliance with this noncompetition provision. Such liquidated damages shall be due immediately upon the rendering of the prohibited activity or services and shall bear interest at the rate of twelve percent (12%) per annum thereafter.

8. REASONABLENESS OF RESTRICTIONS.

        8.1 T&W and Employee agree and stipulate that the agreements and covenants contained in this Agreement, including the covenant not to divulge Confidential Information, is fair and reasonable for the protection of T&W's Confidential Information, goodwill and other protectable interests, in light of all the facts and circumstances of the relationship between Employee and T&W. In the event a court of competent jurisdiction should decline to enforce any provision of this Agreement, such provision shall be deemed to be modified or eliminated as required by the court's order, but all remaining provisions shall remain in full force and effect.

        8.2 Employee further acknowledges, agrees and stipulates that, in the event of the termination of employment with T&W,

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Employee's experience and capabilities are such that Employee can obtain employment in business activities which are of a different and non-competing nature with his activities as an employee of T&W, and that the enforcement of a remedy hereunder by way of injunction shall not prevent Employee from earning a reasonable livelihood.

9. INJUNCTIVE RELIEF.

        Employee acknowledges that disclosure of any Confidential Information or breach or threatened breach of any of the covenants or other agreements contained herein would give rise to irreparable injury to T&W or customers of T&W, which injury would be inadequately compensable in monetary damages. Accordingly, T&W may seek and obtain injunctive relief from the breach or threatened breach of any provision, requirement, or covenant of this Agreement, in addition to and not in limitation of any other legal remedies which may be available. Employee further acknowledges, agrees and stipulates that the covenants and agreements contained herein are necessary for the protection of T&W's legitimate business interests and are reasonable in scope and content. Any breach by Employee of this Agreement (specifically including the covenant not to compete) may cause irreparable injury to T&W. Upon breach or threatened breach, T&W may obtain temporary restraining orders, injunctions, or other equitable relief from a court in addition to, and not in lieu of, damages and any other available remedy.

10. TERMINATION.

        10.1 Termination by T&W for Cause. Without limiting in any way other provisions of this Agreement, Employee may be terminated for cause upon ten (10) days' prior written notice. In such event, Employee shall be entitled to compensation only to the date of such termination. For purposes of this Agreement, cause is defined as:

                    (a) Conviction of Employee for any felony involving moral turpitude, or the charging of Employee with any felony involving moral turpitude which results in a suspended sentence or deferred prosecution;

                    (b) Fraud, embezzlement or conversion of T&W's property;

                    (c) Employee's sexual harassment of T&W's employees if admitted by Employee in writing or determined by

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                           arbitration as provided below;

                  (d) Engaging in competition with T&W during the period of Employee's employment with T&W;

                  (e) Material breach of this Agreement by Employee, if Employee fails to cease and desist from such conduct within the ten (10) day notice period provided above; or

                  (f) Divulging T&W trade secrets or other breach of confidentiality.

        In the event T&W terminates Employee's employment for cause as provided for in this Section 10, and Employee disagrees with the T&W's determination that just cause for termination exists, then the Employee and T&W agree to seek a fair and prompt negotiated resolution. However, if this is not successful, the dispute shall be resolved by binding arbitration in accordance with arbitration procedures agreed to by Employee and T&W or, if they are unable to agree, by a court of competent jurisdiction.

        10.2 Termination by Employee Without Cause. Employee may terminate his employment by giving at least ninety (90) days' written notice to T&W.

        10.3 Termination by Employee With Cause. In the event that T&W defaults in any of its obligations to Employee under this Employment and Noncompetition Agreement, and T&W fails to cure such default within ten (10) days after receiving written notice thereof, Employee may terminate his employment and seek any damages available to Employee at law or in equity as a result of such breach with it being specifically understood and agreed that Employee shall be relieved from the non-competition provisions hereof.

11.  MISCELLANEOUS.

        11.1 Assignment. This Agreement shall not be assignable by Employee.

        11.2 Amendment and/or Modification. Neither this Agreement nor any term or provision hereof, may be changed, waived, discharged, amended, modified or terminated orally, or in any manner other than by an instrument in writing signed by the parties hereto.

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         11.3 Binding Effect. Subject to the restrictions on assignment described above, this Agreement shall be binding upon and inure to the benefit of the respective parties, their successors and assigns and Employee's heirs and personal representative.

         11.4 Section Headings. The section headings are for convenience only and in no way define, limit, extend or interpret the scope of this Agreement or of any particular paragraph hereof.

         11.5 Interpretation and Fair Construction of Contract. This Agreement has been reviewed and approved by each of the parties. Both T&W and Employee have received independent legal advice in connection with the negotiation, execution and performance of their respective obligations under this Agreement. In the event a court of competent jurisdiction determines that any provision of this Agreement is ambiguous, the language in all parts of this Agreement shall be construed as a whole according to its fair meaning and not strictly construed for nor against either party.

         11.6 Validity. If any term of this Agreement shall be determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable, in whole or in part, the validity of any of the other terms of this Agreement shall not, in any way, be affected thereby.

         11.7 Variations in Pronouns. All pronouns include the masculine, feminine, neuter, singular and plural as the identification of persons, places or entities and the context may require.

         11.8 Waiver or Breach. Either party's failure to insist upon strict performance of any of the covenants and agreements herein contained, or to exercise any option or right herein conferred, in any one or more instances, shall not be construed to be a waiver or relinquishment of any such option or right, or of any other covenants or agreements, but the same shall be and remain in full force and effect.

         11.9 Notices. To be effective, any notice hereunder shall be in writing, delivered in person or mailed by certified or registered mail, postage prepaid, to the appropriate party or parties at the addresses set forth below their signature hereto, or to such other address as the parties may hereinafter designate.

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         11.10 Entire Agreement. This Agreement contains the entire agreement and understanding of the parties with respect to the entire subject matter hereof, and there are no representations, inducements, promises or agreements, oral or otherwise, not embodied herein. Any and all prior discussions, negotiations, commitments and understandings relating to the subject matter hereof are merged herein. There are no conditions precedent to the effectiveness of this Agreement other than as stated herein, and there are no related collateral agreement existing between the parties that are not referenced herein.

         11.11 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Washington, regardless of the fact that Employee is now a resident of a different state. Venue of any dispute involving the interpretation or enforcement of this Agreement shall be in Johnson County, Kansas.

                                    EMPLOYEE:


                                    /s/  LARRY RICE
                                    -----------------------------------------
                                    Larry Rice
                                    Address: 8938 Hirning Rd.
                                             [           ], KS  66220


                                    T&W:

                                    T & W FINANCIAL CORPORATION


                                    /s/  THOMAS W. PRICE
                                    -----------------------------------------
                                    Thomas W. Price, President
                                    Address: P.O. Box 3028
                                             Federal Way, WA 98063



Employment and
Noncompetition Agreement           Page 10

                        EXHIBIT "A" (TYPICAL CALCULATION)

Sample Beginning Acquisition Equity                                                                                       $5,500,000

Calculation of Pre-tax ROE:

Sample Income Statement:

Contract Income                                                                                                                 xxxx

Residual Income                                                                                                                 xxxx

*Gain on Sale of Portfolio
(Up to $20 Million Origination Dollars)                                                                                         xxxx

Less: Operating Expenses

Direct Costs, Including Commissions (Initial Direct Costs)                                                                      xxxx

Provision for Bad Debts (1% of Equipment Originations)                                                                        xxxx

Servicing Costs on Non-sold Portfolio (After 20 Million at .75%
of Equipment Originations)                                                                                                      xxxx

Interest Expense on Non-sold Portfolio (After 20 Million)                                                                       xxxx

Net Income Before Income Taxes(A)                                                                                               xxxx

* Currently discounted at 9.25 if it comes to T&W, otherwise actual discounting income

(A) Net Income Before Income Taxes
    Beginning Acquisition Equity     x 4 = y If y is 30% less 25% (Base Pre-tax ROE) = 5% x
                                             Beginning Acquisition Equity divided by 4 x .50
                                             x .50 is the Appropriate Bonus for Jim or Larry

Note:
-----
Each Quarter, pre-tax income is added to beginning equity and the reference point changes, likewise average pre-tax equity.

Illustration of the calculation for the Return on Equity ("ROE") quarterly incentive bonus.

                        1992-1996 ROE AVERAGE CALCULATION
                        ---------------------------------

                          1992       39.2%
                          1993       26.0%
                          1994       36.4%        AVERAGE: 40.29%
                          1995       41.1%        ---------------
                          1996       58.7% (Unaudited)

       1997 FIRST QUARTER EXAMPLE - EST. AVERAGE ROE = 58.7 (1996 AVERAGE)
       -------------------------------------------------------------------


                         OVERAGE/(UNDERAGE) CALCULATION
                         ------------------------------

                              1997 Example First Quarter      58.70%
                              Previous 5 Years                40.29%
                                                              ------
                              Difference                      18.41%


                                BONUS CALCULATION
                                -----------------

                         Average Equity First Quarter 1997    11,047,000
                         Multiplied by Difference                 18.41%
                                                              ----------
                                                               2,033,753
                         Divided by 4                                  4
                                                              ----------
                                                                 508,438
                         Multiplied by Bonus Percentage               1%
                                                              ----------

                             BONUS AMOUNT: $5,084.38
                             -----------------------

              THE ABOVE EXAMPLE IS FOR ILLUSTRATION PURPOSES ONLY.